FOR IMMEDIATE RELEASE

TILE SHOP ANNOUNCES ACQUISITION OF FOURTH DISTRIBUTION CENTER

AND THE OPENING OF THREE NEW STORES

-          December sTORE oPENINGS BringS Total to 15 New Stores IN 2012

Plymouth, Minnesota – January 2, 2013 – Tile Shop Holdings, Inc. (NASDAQ: TTS), a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories, today announced that it has completed the purchase of a new 150,000 square foot distribution facility located on a 15 acres site in Durant, Oklahoma. The new facility will be the fourth distribution center for the Company and positions the Company to expand into Texas and as far west as Denver. The Company intends to utilize a portion of the site to establish a manufacturing operation for its setting and maintenance materials. The Company will initially utilize this distribution center to distribute product to its eight stores located in Iowa, Nebraska, Kansas and Missouri and expects to commence operations at the facility by the end of the second quarter 2013.

Additionally, the Company announced that it recently opened three additional stores, bringing the total new store openings for 2012 to 15 and expanding The Tile Shop’s store count to 68 as of December 31, 2012. The new stores are located in Edison, New Jersey, Bloomfield Hills, Michigan, and Toledo, Ohio. The Company now has four stores in New Jersey, six in Michigan, and seven in Ohio.

“We are excited about the acquisition of the distribution facility in Oklahoma as it will enable us to accelerate our national expansion plans,” commented Robert Rucker, Chief Executive Officer. “We are also extremely pleased that we have successfully demonstrated our ability to significantly grow our store count through the opening of 15 new stores in 2012. This is a great way to end the year and it positions us well for continued growth in 2013.”

About Tile Shop Holdings and The Tile Shop

Tile Shop Holdings is the parent company of The Tile Shop. Tile Shop Holdings’ common stock is listed on the NASDAQ Global Market under the ticker symbol “TTS” and its warrants trade on the OTCBB under the symbol “TTSAW.”

The Tile Shop is a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Tile Shop offers a wide selection of products, attractive prices, and exceptional customer service in an extensive showroom setting. The Tile Shop operates 68 stores in 21 states, with an average size of 23,000 square feet.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the Company’s strategic and operational plans. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Investors are referred to the most recent reports filed with the SEC by the Company.

Contact:

Investors and Media: Brad Cohen: 763-852-2988 investorrelations@tileshop.com